                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT (the "Agreement") is effective as of 12:01 a.m. on September 1, 2000, by and among Doctors Katz and DiGrado, Inc. (a professional medical corporation) ("Buyer"), the shareholders of Buyer who are signatories hereto (collectively, the "Shareholders"), IOI Management Services of Louisiana, Inc., a Louisiana corporation ("Seller"), and Integrated Orthopaedics, Inc., a Texas corporation and parent of Seller ("Parent").

                                    RECITALS

                  WHEREAS, Seller and Westside Orthopaedic Clinic (a professional corporation) ("Clinic"), an affiliate of Buyer, entered into a Management Services Agreement ("Management Agreement") on November 12, 1997, concurrently with the purchase by Parent of the stock of the Clinic pursuant to a Stock Purchase Agreement dated November 12, 1997, by and among Parent, the Shareholders and certain other individuals.

                  WHEREAS, Seller and Clinic desire to terminate the Management Agreement pursuant to an Agreement to Terminate Management Agreement dated of even date herewith and, concurrently therewith, Seller desires to sell certain of its assets to Buyer pursuant to this Agreement.

                  WHEREAS, Seller is the owner of certain assets as identified in Section 1.1 of this Agreement, which do not constitute substantially all of the assets of Seller.

                  WHEREAS, Buyer desires to purchase such assets from Seller, and Seller is willing to sell such assets to Buyer, in each case on the terms and subject to the conditions contained in this Agreement.

                  WHEREAS, Parent is the owner of all the issued and outstanding shares of capital stock of Seller, and is entering into this Agreement, strictly with respect to Sections 5.2 and 5.4, as a condition to the willingness of Buyer to enter into this Agreement.

                  WHEREAS, the Shareholders are the owners, in the aggregate, of all the issued and outstanding shares of capital stock of Buyer, and are entering into this Agreement, strictly for the purposes described in Sections
4.2 and 4.3 hereof, as a condition to the willingness of Seller to enter into this Agreement.

                  NOW, THEREFORE, for and in consideration of the premises and promises herein contained, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                 THE TRANSACTION

                  1.1. Purchase and Sale of Assets. Subject to the terms and conditions contained herein, Seller hereby sells, transfers, assigns and delivers to Buyer, and Buyer hereby purchases from Seller, all right, title and interest in and to the following assets (collectively, the "Assets") free and clear of all liens except as otherwise provided for herein:

                           (a) the furniture, fixtures and equipment and
supplies of Seller located at 4500 Tenth Street, Marrero, Louisiana;

                           (b) all outstanding accounts receivable of Seller
relating to the Clinic; and

                           (c) all rights and obligations of Seller or Parent,
as the case may be, arising on or after September 1, 2000, under the contracts listed on Schedule 1.1(c) hereto (collectively, the "Leases").

                  1.2. Consideration. As consideration in full for all the Assets, Buyer shall, upon execution of this Agreement, (i) deliver to Seller, by wire transfer or certified check the sum of One Hundred Five Thousand Nine Hundred Thirty-Three and no/100 Dollars ($105,933.00); and (ii) cause Jack L. Winters, Jr., Joseph J. Frensilli and Robert A. Fleming, Jr. (collectively the "Retired Physicians") to deliver to Buyer, and Buyer shall simultaneously deliver to Parent and Seller, cancelled original Non-Negotiable Subordinated Convertible Promissory Notes, marked "PAID IN FULL", made by Parent in favor of the Retired Physicians ("IOI Notes") in the following respective original principal amounts: $142,932, $142,932, $250,500. Buyer shall cause the Testamentary Executrix of the Succession of Arthur George Kleinschmidt, Jr. ("Estate") to deliver to Parent the original Non-Negotiable Subordinated Convertible Promissory Note, marked "PAID IN FULL", made by Parent in favor of A.G. Kleinschmidt, M.D. in the original principal amount of $67,500 ("Kleinschmidt Note"), in accordance with the Compromise and Settlement Agreement entered into by Parent and the Executrix dated the Effective Date hereof. Buyer shall reimburse Seller or Parent for any amount Seller or Parent pays the Estate in order to induce the Estate to deliver the Kleinschmidt Note to Seller.

                  1.3. Assumption of Liabilities. Except for the obligations arising under the Leases on or after September 1, 2000, Buyer is not assuming, and shall not be liable for, any obligations, liabilities or debts of Seller or Parent, known or unknown, absolute or contingent. Buyer acknowledges that effective September 1, 2000, Buyer is responsible for the lease between Winters, Frensilli, & Fleming, MDs, Ltd. d/b/a Westside Orthopaedic Clinic and VGM Financial Services dated July 26, 1999, that lease having never been assigned to Seller or Parent.

                                   ARTICLE II
                     SELLER'S REPRESENTATIONS AND WARRANTIES

                  Seller hereby warrants and represents to Buyer, as of the date of this Agreement, as follows:

                  2.1. Legal Authority. Seller is a business corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Seller has all necessary corporate power and authority to enter into the transactions contemplated hereby.

                  2.2. Execution, Delivery and Performance of Agreement; Authority. Seller is not in violation of its Articles of Incorporation or Bylaws, or of any Lease or other agreement to which Seller is a party. The execution, delivery and performance of this Agreement by Seller will not, with or without the giving of notice or the passage of time, or both, (i) violate, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien pursuant to, any provision of Seller's Articles of Incorporation or Bylaws or any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Seller is a party or by which it or its properties or assets may be bound or affected (except to the extent a violation of a Lease is caused by the failure to obtain the consents to be obtained under Section 4.2 of this Agreement), or, (ii) conflict with or result in any violation, in any material respect, of any statute, law, rule, regulation, judgment, order, decree or ordinance (collectively, "Law") applicable to Seller, its properties or assets. Seller has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. All proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

                  2.3. Ownership; Condition of Assets. Except for the liens listed on Schedule 2.3 hereto, Seller has, and is transferring to Buyer pursuant to this Agreement, good and valid title to all the Assets, free and clear of all security interests, liens, claims, pledges, agreements, options, or other encumbrances of any nature whatsoever. The tangible Assets are in good condition and repair, and have been maintained and serviced as necessary in the normal course of business.

                  2.4. Consents. With the exception of consents to the assignment of the rights and obligations of Seller or Parent under the Leases, Seller has obtained in writing all consents by third parties that are required for the consummation of the transactions contemplated hereby, and has provided to Buyer copies of such executed consents.

                  2.5. No Regulatory Action. No action, consent or approval by, or filing with, any federal, state, municipal, foreign or other court or governmental or administrative body or agency, or any other regulatory body, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

                  2.6. No Claims. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry, of which Seller has notice or is otherwise aware, before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, any securities or commodities exchange, other regulatory body or any private arbitration tribunal now pending or threatened against or relating to Seller that would adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement. Seller hereby discloses to Buyer the pending or threatened litigation against Seller listed in Schedule 2.6 hereto and made a part hereof.

                  2.7. Disclosure. No statement by Seller contained in this Agreement or the Schedules attached hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                                  ARTICLE III
                     BUYER'S REPRESENTATIONS AND WARRANTIES

                  Buyer hereby warrants and represents to Seller, as of the date of this Agreement, as follows:

                  3.1. Legal Authority. Buyer is a professional corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Buyer has all necessary corporate power and authority to enter into the transactions contemplated hereby.

                  3.2. Execution Delivery and Performance of Agreement; Authority. Buyer is not in violation of its Articles of Incorporation or Bylaws, or of any contract or other agreement to which Buyer is a party. The execution, delivery, and performance of this Agreement by Buyer will not, with or without the giving of notice or the passage of time, or both, (i) violate, conflict with, result in a default, right to accelerate or loss of rights under or result in the creation of any lien pursuant to, any provision of Buyer's Articles of Incorporation or Bylaws or any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Buyer is a party or by which it or its properties or assets may be bound or affected, or
(ii) conflict with or result in any violation, in any material respect, of any Law applicable to Buyer, its properties or assets. Buyer has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. All proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                  3.3. No Regulatory Action. No action, consent or approval by, or filing with, any federal, state, municipal, foreign or other court or governmental or administrative body or agency, or any other regulatory body is required in connection with the execution and delivery by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby.

                  3.4. No Claim. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry of which Buyer has notice or is otherwise aware, before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, any securities or commodities exchange, other regulatory body, or any private arbitration tribunal now pending, or threatened against or relating to Buyer that would adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

                  3.5. Disclosure. No statement by Buyer contained in this Agreement or the Schedules attached hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                                   ARTICLE IV
                         OTHER COVENANTS AND AGREEMENTS

                  4.1. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time hereafter Seller or Buyer shall be advised by the other that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm in Buyer title to any of the Assets, or for Buyer to assume Seller's liabilities under the Leases, Seller or Buyer, as the case may be, each agree to execute and deliver all such proper deeds, assignments and assurances in law and to do all things necessary, desirable or proper to vest, perfect or confirm title to such Assets in Buyer and for Buyer to assume Seller's liabilities under the Leases and to otherwise carry out the purpose of this Agreement.

                  4.2. Leases. The parties acknowledge that, notwithstanding anything to the contrary contained herein, consents to the assignment of the rights and obligations of Seller or Parent, as the case may be, arising on or after September 1, 2000, under the Leases have not been obtained as of the date hereof, but are expected to be obtained by Seller at a future date. Seller shall use its best efforts to obtain the applicable consents required to the assignment of the Leases as described herein as soon as possible after the date hereof and Buyer shall fully cooperate with Seller in this regard; provided, however, that if one or more of the lessors or a landlord under the Leases are unwilling to agree to such an assignment, the parties agree that they shall cooperate to cause Buyer to have the sole economic benefit and burden and the right to use and all other rights and obligations of Seller with respect to the equipment and real estate that is the subject of the Leases at all times on or after September 1, 2000. Buyer agrees that it shall be responsible for all obligations and liabilities of Seller or Parent, as the case may be, arising on or after September 1, 2000 under each of the Leases. Buyer and the Shareholders, jointly and severally, shall indemnify and hold harmless Seller and Parent of and from all such obligations and liabilities of Seller or Parent, as the case may be, arising on or after September 1, 2000 under the Leases.

                  4.3. Sale of Assets. Buyer and the Shareholders, jointly and severally, covenant and agree that, during the five (5) year period following the date hereof, Buyer shall not enter into any transaction in which all or substantially all the assets of Buyer are transferred, assigned or sold to any other person or entity, unless the transferee, assignee or buyer in such transaction agrees in writing to assume the obligations of Buyer under this Agreement.

                                   ARTICLE V
                          SURVIVAL AND INDEMNIFICATION

                  5.1. Survival. All representations, warranties, covenants, and agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the applicable party hereto. All representations, warranties, covenants, and agreements contained herein shall survive the Closing and be fully effective and enforceable for a period of five (5) years following the date hereof. Any claim for indemnification asserted in writing during such survival period shall survive until resolved or judicially determined.

                  5.2. Seller's and Parent's Indemnification. Seller and Parent, jointly and severally, shall indemnify, hold harmless and defend Buyer, and Buyer's shareholders, officers, directors, representatives, subsidiaries, affiliates, successors, assigns, heirs and devisees, from and against all damages, losses (including court costs and reasonable attorneys' fees at all levels of trial and through all levels of appeal and expenses and costs of investigation), suits, actions, claims, deficiencies, liabilities or obligations (collectively, "Losses") related to, caused by or arising from (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Seller contained herein or in any agreement or other document delivered pursuant hereto; (ii) any and all claims of third parties made based upon facts alleged that, if true, would constitute such a misrepresentation, breach or failure; and (iii) any Losses incurred by Buyer or

Shareholders to the extent such Losses are related to, caused by or arise from Seller's operation of a business other than the Clinic.

                  5.3. Buyer's Indemnification. Buyer shall indemnify, hold harmless and defend Seller and Parent, and their respective shareholders, officers, directors, representatives, subsidiaries, affiliates, successors, assigns, heirs and devisees, from and against all Losses related to, caused by or arising from (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Buyer contained herein or in any agreement or other document delivered pursuant hereto, and (ii) any and all claims of third parties made based upon facts alleged that, if true, would constitute such a misrepresentation, breach or failure.

                  5.4. Indemnification Procedure; Defense Against Asserted Claims. Any party seeking indemnification (the "Indemnified Party") shall give written notice to the indemnifying party or parties (the "Indemnifying Party") of the facts and the circumstances giving rise to any such claim (the "Notice"). The Indemnified Party shall not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), unless legal action shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken reasonable control of such suit within fifteen (15) days after notification thereof as provided herein. In connection with any claim giving rise to indemnification hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party may, upon notice to the Indemnified Party, assume the defense of any such claim or legal proceeding without prejudice to the right of the Indemnifying Party thereafter to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein and, in such a case, the Indemnifying Party shall select counsel (subject to the approval of the Indemnified Party, which approval shall not be unreasonably withheld) to conduct the defense in such claims and legal proceedings and at its sole cost and expense shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any claim or legal proceeding, without the prior written consent of the Indemnified Party, unless the Indemnifying Party admits in writing its liability to hold the Indemnified Party harmless from and against any loss, damages, expenses and liabilities arising out of such settlement. The Indemnified Party shall be entitled to participate in the defense of any such action with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the Indemnified Party may defend such claim or litigation in such a manner as it may deem appropriate, including settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and after action by the Indemnified Party seeking indemnification from the Indemnifying Party in accordance with the provisions of this Section; in such case, the Indemnifying Party shall not be entitled to question the manner in which the Indemnified Party defended such claim or litigation or the amount or nature of any such settlement. In the event of a claim by a third party, the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such action (including making a personal contact with the third party if deemed beneficial) and the relevant records of each party shall be made available on a timely basis.

                                   ARTICLE VI
                                     CLOSING

                  6.1. Closing. The closing of the transactions contemplated herein ("Closing") shall take place on or before September 15, 2000.

                  6.2. Closing Deliveries. At the Closing,

                       (a) Buyer shall deliver or cause the delivery to the Seller of:

                                i. the Agreement to Terminate Management Agreement between the Clinic and Seller dated of even date herewith, in substantially the form attached hereto as Exhibit 6.2(a)i, executed by the Clinic;

                                ii. the Release by Buyer, Clinic, Sea Kat, L.L.C ("Sea Kat") and the Shareholders, of Seller and Parent, in substantially the form attached hereto as Exhibit 6.2(a)ii, executed by Buyer, Clinic, Sea Kat and the Shareholders;

                                iii. a resolution of the shareholders and Board of Directors of the Buyer, approving the execution of this Agreement and all documents to be executed in connection with this Agreement or referenced herein;

                                iv. a certificate, signed by the secretary of Buyer, attaching a true and correct copy of the articles of incorporation and bylaws of the Buyer;

                                v.       the cancelled IOI Notes;

                                vi. the Assignment/Assumption of Lease and Consent with respect to each of the Leases (except the Lucent Technologies Lease), executed by Buyer, each in substantially the form attached hereto as composite Exhibit 6.2(a)vi and the Transfer and Assumption Agreement pertaining to the Lucent Lease, together with the documentation required by the lessor of such Lease; and

                                vii.     such other certified resolutions,
                                         documents and certificates as are
                                         required to be delivered by Seller
                                         pursuant to the provisions of this
                                         Agreement.

                       (b)      Seller shall deliver to Buyer:

                                i. the Agreement to Terminate Management Agreement between Clinic and Seller dated of even date herewith, executed by Seller;

                                ii. the Assignment/Assumption of Lease and Consent with respect to each of the Leases, executed by Seller;

                                iii.     the Release by Seller and Parent of
                                         Buyer, Clinic, Sea Kat and the
                                         Shareholders, substantially in the form
                                         attached hereto as Exhibit 6.2(b)iii;

                                iv. a Bill of Sale, in substantially the form attached hereto as Exhibit 6.2(b)iv; and

                                v.       such other certified resolutions,
                                         documents and certificates as are
                                         required to be delivered by Seller
                                         pursuant to the provisions of this
                                         Agreement.


                                  ARTICLE VII
                               GENERAL PROVISIONS

                  7.1. Attorneys' fees. In the event any adversarial legal action arises between any of the parties as a result of this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees and costs incurred at all pre-trial, trial and appellate proceedings.

                  7.2. Parties in Interest; Third-Party Beneficiaries. This Agreement and all of the terms, covenants and conditions herein shall bind and inure to the benefit of the parties named herein and their respective permitted successors and assigns. No party may assign its rights and/or duties hereunder without the prior written consent of the other parties. Parent is an intended third-party beneficiary of this Agreement.

                  7.3. Entire Agreement and Modification. This Agreement and the Schedules attached hereto, together with the other documents referenced in this Agreement, including, without limitation, the Agreement to Terminate Management Agreement, contain the entire understanding among the parties with respect to the transactions contemplated hereby, and no representations, warranties or agreements have been made or, if made, have been relied upon by any party except those specifically referred to herein. This Agreement may be amended, modified or supplemented only by written instrument signed by all of the parties hereto.

                  7.4. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the state of Louisiana. Venue with respect to any legal action arising under or pursuant to this Agreement shall be in Jefferson Parish, Louisiana.

                  7.5. Severability. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and such invalid provision shall be deemed deleted from this Agreement to the minimum extent necessary to cure such violation.

                  7.6. Rights Cumulative. All rights contained in this Agreement are cumulative and are in addition to all other rights and remedies that are otherwise available, pursuant to the terms of this Agreement or applicable law.

                  7.7. Notices. All notices and other communications under this Agreement shall be given in writing or by overnight delivery service, charges prepaid, or by registered or certified mail, return receipt requested, postage prepaid, or hand delivered, personally addressed to the parties set forth below at the stated addresses or at such other address as any party shall designate in a notice to the other.

                   To Seller or Parent:  Integrated Orthopaedics, Inc.
                                         1800 West Loop South, Suite 1030
                                         Houston, Texas 77027
                                         Attn: Douglas P. Badertscher
                                         Chief Operating Officer


                   With a copy to:       McDermott, Will & Emery
                                         Miami Center, 22nd Floor
                                         201 South Biscayne Boulevard
                                         Miami, Florida 33131-4336
                                         Attention: Ira J. Coleman, Esq.


                   To Buyer:             Doctors Katz and DiGrado, Inc.
                                         925 Avenue C
                                         Marrero, Louisiana 70072
                                         Attention: President

                   With a copy to:       King, LeBlanc & Bland, L.L.P.
                                         201 St. Charles Avenue
                                         Suite 3800
                                         New Orleans, Louisiana 70170
                                         Attention: J. Grant Coleman, Esq.


                  All notices shall be deemed effective when received, as indicated in the return receipt or other evidence of delivery, or if delivery is refused, on the date of such refusal.

                  7.8. Waiver. A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver, or a waiver of any future or past breach or violation, or a waiver of any other term, provision or covenant of this Agreement. All waivers must be in writing.

         1.1 Confidentiality. Each of the Parties agrees to keep all terms of this Asset Purchase Agreement, the Agreement to Terminate Management Agreement and all terms of any other documents executed in connection with this Asset Purchase Agreement confidential; except to the extent disclosure is required by applicable law or by applicable regulatory filings; except as otherwise mutually agreed to in writing by the Parties; and except with respect to communications any of the undersigned may have with: (i) its advisors, such as accountants or attorneys, to assist in drafting, interpreting or enforcing the terms of this Asset Purchase Agreement or the Agreement to Terminate Management Agreement and any documents executed in connection with this Asset Purchase Agreement; and
(ii) third parties as necessary to carry out the terms of this Asset Purchase Agreement, the Agreement to Terminate Management

Agreement or any document executed in connection with this Asset Purchase Agreement as long as the undersigned divulges only the minimal information necessary to carry out the terms of any of those agreements.

                  7.9. Recitals. Each of the above recitals is true and correct and by reference is made a part of and incorporated into this Agreement.

                  7.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument.

                  7.11. Facsimile Signatures. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery thereof.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                                   BUYER:

                                   DOCTORS KATZ AND DiGRADO, INC.

                                   By:
                                      -----------------------------------------
                                   Print Name:
                                   Print Title:

                                   SELLER:

                                   IOI MANAGEMENT SERVICES OF
                                   LOUISIANA, INC.

                                   By:
                                      -----------------------------------------
                                   Print Name:
                                   Print Title:

                                   PARENT:

                                   INTEGRATED ORTHOPAEDICS, INC.

                                   By:
                                      -----------------------------------------
                                   Print Name:
                                   Print Title:

                                   SHAREHOLDERS:


                                   --------------------------------------------
                                   CHRIS J. DiGRADO, M.D.



                                   --------------------------------------------
                                   RALPH P. KATZ, M.D.

                                 SCHEDULE 1.1(c)
                                     LEASES


1. Lucent Technologies Lease dated 8/11/98 between Integrated Orthopaedics, Inc. and AT&T Credit Corporation, now known as Newcourt Communications Finance Corporation.

2. Copelco Capital Master Equipment Lease dated 2/4/99 between IOI Management Services of Louisiana, Inc. and Copelco Capital, Inc.

3. Equipment Lease dated 7/10/98 between IOI Management Services of Louisiana, Inc. and Rockford Industries, Inc.

4. Lease for real property dated March 30, 1998 between Marrero Shopping Center, Inc. and IOI Management Services of Louisiana, Inc.

                                  SCHEDULE 2.3
                                      LIENS


         1. File #26231837UCC-1 Copelco Capital, Inc., secured party.

         2. File #26225450UCC-1 Rockford Industries, Inc., secured party.

                                  SCHEDULE 2.6
                                   LITIGATION

         1. John R. Martell v. Chris J. DiGrado, M.D., et al., Civil Action
No. 00-7103 in Division "I", Section 7, Civil District Court, Parish of Orleans, State of Louisiana.

         2. Litigation threatened or pending by Eileen Wetzel against Seller.

                                                                 EXHIBIT 6.2(a)i

                   AGREEMENT TO TERMINATE MANAGEMENT AGREEMENT

                                                                EXHIBIT 6.2(a)ii

               RELEASE BY BUYER, CLINIC, SEA KAT AND SHAREHOLDERS

                                                                EXHIBIT 6.2(a)vi

                   ASSIGNMENT/ASSUMPTION OF LEASE AND CONSENT

                                                               EXHIBIT 6.2(b)iii

                          RELEASE BY PARENT AND SELLER

                                                                EXHIBIT 6.2(b)iv

                                  BILL OF SALE